Exhibit 99.1

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Larry Feldman – Chairman & CEO
-or-
Thomas E. Wirth–EVP, Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FINANCIAL RELATIONS BOARD
Lisa Fortuna
(312) 640 – 6779
lfortuna@frbir.com

FELDMAN MALL PROPERTIES, INC. REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

***
Conference Call to Discuss Results Will Be Held at 11:00 AM EDT, Wednesday, August 9, 2006
Dial in: (800) 257-6607 or go to www.feldmanmall.com

GREAT NECK, N.Y.–August 9, 2006

RELEASE HIGHLIGHTS

•	2nd quarter FFO was $0.23 per share (diluted) as compared to $0.21 per share in 2nd Quarter 2005
•	Completed Foothills Mall joint venture with Kimco Realty Corporation (NYSE: KIM)
•	Completed acquisition of Golden Triangle Mall in suburban Dallas for $40.2 million
•	Completed acquisition of JCPenney anchor building at the Stratford Square Mall for $6.7 million
•	Completed a $24.6 million secured line of credit
•	Entered into a joint venture agreement with Heitman in connection with the Colonie Center Mall

Financial Results

Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $3.4 million, or $0.23 per diluted share, for the second quarter ended June 30, 2006 as compared to $2.9 million, or $0.21 per diluted share for the three months ended June 30, 2005. The Company’s net income for the three months ended June 30, 2006 was $19.7 million, or $1.34 per diluted share, as compared to net income of $205,000, or $0.01 per diluted share for the second quarter of 2005. The increase in net income for the three months ended June 30, 2006 represents the $24.7 million preliminary gain, or $1.68 per diluted share, on the partial sale of the Foothills Mall. The gain on partial sale of the Foothills Mall is based on the historical cost basis of the Company’s predecessor prior to the Company’s being public. The Company had 14.7 and 14.1 million weighted average common shares and operating partnership units outstanding during the second quarters ended June 30, 2006 and 2005, respectively. “The Foothills transaction validates our mall redevelopment strategy and fulfills our promise to the street to recycle our capital. We are also pleased about the continuing progress we are making with big box leasing which we believe will translate to higher mall sales and improved rental rates,” said Larry Feldman, the Company’s chairman and CEO.

For the six months ended June 30, 2006, FFO totaled $6.4 million, or $0.44 per diluted share as compared to $5.3 million, or $0.38 per diluted share for the six months ended June 30, 2005. The Company’s net income for the six months ended June 30, 2006 was $18.3 million, or $1.25 per diluted share, as compared to net income of $575,000, or $0.04 per diluted share for the six months ended June 30, 2005. The Company had 14.7 and 13.9 million weighted average common shares and operating partnership units outstanding during the six months ended June 30, 2006 and 2005, respectively.

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REAL ESTATE ACTIVITY

Golden Triangle Mall – Denton, Texas

During April 2006, the Company completed the acquisition of the Golden Triangle Mall in the Northeastern Dallas suburb of Denton, TX, for approximately $40.2 million, or $139 per square foot. Including non-owned anchors, the Golden Triangle Mall is a 765,000 square foot regional mall. The Company purchased approximately 288,000 square feet of retail space. The mall is currently 92% occupied, including temporary tenants, but excluding anchors. Excluding the anchors and temporary tenants, the mall is 88% leased. Non-owned anchor tenants include: Foley’s (expected to be converted to Macy’s this fall), Dillard’s, Sears, JCPenney, DSW and Dillard’s Men. These non-owned anchors currently occupy approximately 470,000 square feet of the mall’s total square footage. Additional name brand tenants include Ross Dress for Less, Barnes & Noble, Victoria’s Secret, American Eagle Outfitters, Pacific Coast Sun Wear and Bath & Body Works.

“With an estimated population growth in excess of 20% over the next five years and an average household income of approximately $80,000 (according to Claritas, Inc.), Denton is an up and coming Dallas suburb primed for retail demand,” stated Larry Feldman. “Our primary focus at the mall will first be to attract key retailers that draw in the more affluent shoppers of the Denton/Dallas area. To do this, we will create a more upscale look and feel to the mall through a variety of capital improvements including the addition of one or more sit down restaurants.”

In addition to adding an upscale eatery or two, the Company’s capital improvement plan includes the addition of a food court, the addition of a possible entertainment use, enhancing signage from the freeway and updating common areas with lighting upgrades, soft seating, ceiling and floor accents.

Mr. Feldman added, “The Golden Triangle Mall is a perfect fit for FMP. It is located in a major market, it has immediate access to a major interstate and the mall is in the path of explosive population growth.”

Funding for this acquisition was derived from the Company’s secured line of credit totaling $24.6 million and the remainder from the $28.6 million received from the trust preferred securities issued in March 2006.

Joint Venture with Kimco Realty on Foothills Mall – Tucson, Arizona

On June 29, 2006, the Company completed a joint venture agreement with a subsidiary of Kimco Realty Corporation (NYSE: KIM) in connection with the Foothills Mall, located in the suburbs of Tucson, Arizona. The execution of the agreement was previously announced on February 22, 2006.

Under the terms of the joint venture, a subsidiary of FMP conveyed the property to the joint venture at an agreed upon value of $104.0 million, plus closing costs. Kimco’s initial contribution to the joint venture was $14.8 million, and at closing, the Company received a distribution of approximately $40.0 million and will retain a $7.2 million equity interest in the property. In connection with the recapitalization of the mall, the Company also refinanced the property with an $81.0 million 10-year fixed rate first mortgage that bears interest at 6.08%.

FMP will be the managing member of the joint venture and will be responsible for the management, leasing and construction of the property at customary market fees.

Contemporaneous with the execution of this joint venture agreement in February of this year, Kimco provided FMP with a bridge loan facility in the amount of $17.2 million. The Company has repaid $5.0 million that was outstanding on the bridge loan facility and the facility has been extinguished in accordance with the terms of the joint venture.

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Stratford Square Mall Anchor Property Acquisition

On April 7, 2006, the Company acquired the building occupied by JCPenney and related acreage at Stratford Square Mall for a price of $6.7 million, or $46 per square foot. The purchase price included the assumption of a loan that is secured by the property and has a principal balance of $3.5 million. The loan is self amortizing, bears interest at a 5.15% fixed rate, and matures in November 2013.

Prior to the closing of this acquisition, the property was owned by a private investor, which entered into a lease with JCPenney. The building consists of approximately 144,000 sq. ft. and 10.1 acres of land. Of the six anchors at Stratford Square, the JCPenney facility was the only anchor that was not owned by the user. In addition to the overall positive economics of the transaction, this acquisition enhances the Company’s control over the Stratford Square Mall.

The property is currently leased to JCPenney Company, Inc. pursuant to a lease having monthly rent of approximately $46,000, or $3.80 per square foot per annum, through October 31, 2006. After this date, the rent increases to approximately $53,000, or $4.39 per square foot per annum, through the term ending October 31, 2008. The tenant has two options to extend.

Joint Venture with Heitman Funds – Colonie Center Mall

The Company announced today that it has entered into a joint venture agreement with an affiliate of Heitman in connection with the Colonie Center Mall located in Albany, New York. Under the terms of the joint venture, a subsidiary of FMP will convey the property to the venture at an agreed upon value that is currently $101.5 million, plus closing costs. Heitman’s initial contribution will represent 75% of the joint venture equity. The Company will retain 25% of the total equity in the property. In connection with the recapitalization of the mall, the Company plans to recapitalize the current $50.7 million first mortgage bridge loan with a new construction loan. The current loan matures October 2006 and a condition of closing this transaction is to refinance the property with a construction loan facility totaling approximately $108.0 million.

FMP will be the managing member of the joint venture and will be responsible for the management, leasing and construction of the property and will charge customary market fees for such services.

The closing of the joint venture is expected to take place at the end of the third quarter of 2006 and is subject to certain limited and customary due diligence approvals by Heitman.

FINANCING ACTIVITY

Secured Line of Credit

In April 2006, the Company entered into a $24.6 million secured line of credit which bears interest at 140 basis points over LIBOR and secured by the Golden Triangle Mall. The secured line of credit matures in April 2008. The line was paid down with proceeds from the Foothills transaction and was fully available as of June 30, 2006.

THIRD QUARTER GUIDANCE

The Company’s second quarter FFO results of $0.23 per diluted share were in line with the Company’s previous guidance of $0.21 to $0.24 per diluted share.

For the third quarter of 2006, the Company expects FFO to be in the range of $0.20 to $0.24 per diluted share. This range is dependent on the pending Heitman transaction and the related construction loan in connection with Colonie Center.

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CONFERENCE CALL

The Company’s executive management team, led by Larry Feldman, CEO, and Tom Wirth, CFO, will host a conference call and audio web cast on Wednesday, August 9, 2006 at 11:00 a.m. EDT to discuss the financial results. The conference call may be accessed by dialing (800) 257-6607. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.

A replay of the call will be available for a limited time by dialing (800) 405-2236 using pass code 11067496, or individuals may access the replay via the Company’s web site.

NON-GAAP FINANCIAL MEASURES

Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.

In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 7 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

During the August 9, 2006 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 7 of this release.

*Financial Tables Attached

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.

The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.1 million square feet of which the Company owns approximately 4.7 million square feet.

To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.feldmanmall.com.

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Forward-looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

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FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005

Assets:	(Unaudited)
Investments in real estate, net	$394,465	$396,108
Investment in unconsolidated real estate partnership	4,997	3,153
Cash and cash equivalents	13,117	14,331
Restricted cash	9,185	7,707
Rents, deferred rents and other receivables, net	5,454	5,763
Acquired below-market ground lease, net	7,743	7,811
Acquired lease rights, net	13,109	14,205
Acquired in-place lease values, net	16,207	19,098
Deferred charges, net	4,364	2,843
Other assets, net	7,087	4,466

Total Assets	$475,728	$475,485

Liabilities and Stockholders’ Equity:
Mortgage loans payable	$264,791	$318,489
Junior subordinated debt obligation	29,380	—
Due to affiliates	5,303	5,303
Accounts payable, accrued expenses, and other liabilities	18,367	19,672
Dividends and distributions payable	3,343	3,331
Acquired lease obligations, net	10,351	11,612
Deferred gain on property sale (preliminary)	11,012	—

Total liabilities	342,547	358,407

Minority interest	13,618	12,117

Stockholders’ Equity
Common stock ($0.01 par value, 200,000,000 shares authorized, 13,101,400 and 13,050,370 issued and outstanding at June 30, 2006 and December 31, 2005, respectively)	131	131
Additional paid-in capital	120,067	119,643
Distributions in excess of earnings	(3,571)	(15,912)
Accumulated other comprehensive income	2,936	1,099

Total Stockholders’ Equity	119,563	104,961

Total Liabilities and Stockholders’ Equity	$475,728	$475,485

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FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended

	June 30,		June 30,

	2006	2005	2006	2005

Revenue:
Rental	$11,787	$6,630	$22,477	$12,580
Tenant reimbursements	6,326	3,764	11,665	6,952
Management, leasing, and development services	112	115	257	266
Interest and other income	265	343	769	626

Total Revenue	18,490	10,852	35,168	20,424

Expenses:
Rental property operating and maintenance	5,701	3,336	11,225	6,384
Real estate taxes	2,518	1,351	4,570	2,516
Interest (including amortization of deferred financing costs)	5,129	1,928	9,303	3,604
Loss from early extinguishment of debt	357	—	357	—
Depreciation and amortization	5,500	2,625	9,947	4,477
General and administrative	1,800	1,349	3,681	2,718

Total Expenses	21,005	10,589	39,083	19,699

Equity in loss of unconsolidated real estate partnership	(139)	(32)	(284)	(76)
Gain on partial sale of real estate (preliminary)	24,726	—	24,726	—

Income before minority interest	22,072	231	20,527	649
Minority interest	(2,393)	(26)	(2,226)	(74)

Net Income	$19,679	$205	$18,301	$575

Basic earnings per share	$1.54	$0.02	$1.43	$0.05

Diluted earnings per share	$1.34	$0.01	$1.25	$0.04

Basic weighted average common shares outstanding	12,802	12,409	12,800	12,268

Diluted weighted average common shares and common share equivalents outstanding	14,693	14,148	14,684	13,934

Funds From Operations (FFO) Calculation:
Net income	$19,679	$205	$18,301	$575

Add:
Depreciation and amortization	5,500	2,625	9,947	4,477
Joint venture FFO adjustment	209	148	388	312
Minority interest	2,393	26	2,226	74
Debt extinguishment related to partial sale	357	—	357	—

Less:
Gain on partial sale of real estate (preliminary)	(24,726)	—	(24,726)	—
Depreciation of non-real estate assets	(46)	(68)	(88)	(102)

FFO, diluted	$3,366	$2,936	$6,405	$5,336

FFO per share	$0.23	$0.21	$0.44	$0.38

Ownership interests:
Weighted average REIT common shares for basic net income per share	12,802	12,409	12,800	12,268
Weighted average common stock equivalents and partnership units	1,891	1,739	1,884	1,666

Weighted average shares and units outstanding	14,693	14,148	14,684	13,934

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FELDMAN MALL PROPERTIES, INC.

OPERATING STATISTICS

June 30, 2006

Property (Ownership Interest)	Total Square Feet	Rentable Square Feet	Mall Occupancy	Annualized Base Rent	Shop Tenant Square Feet	Shop Tenants Percentage Leased (A)	Shop Tenant Base Rent Per Leased Sq. Ft.

Stratford Square (100%)	1,300,000	629,000	90.9%	$6,257,695	485,000	58.8%	$28.70
Colonie Center Mall (100%)	1,200,000	668,000	92.9	8,159,191	336,000	73.7	27.05
Tallahassee Mall (100%)	1,081,000	1,081,000	96.1	7,266,065	204,000	78.8	22.70
Northgate Mall (100%)	1,100,000	577,000	93.0	7,720,567	315,000	76.2	24.10
Golden Triangle Mall (100%)	765,000	288,000	93.4	3,254,303	171,000	61.2	20.63
Foothills Mall (30.6%)	711,000	502,000	97.9	7,802,138	230,000	95.2	19.31
Harrisburg Mall (25.0%)	922,000	922,000	92.4	5,147,265	270,000	63.9	21.42

Total/Weighted Avg.	7,079,000	4,667,000	93.8%	$45,607,224	2,011,000	72.6%	$23.41

(A) – Excludes temporary tenants

Lease Expiration Year	Number of Expiring Leases	Expiring Rentable Area	% of Total Sq. Ft. Expiring	Expiring Base Rent	Annualized Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.

2006	38	94,206	2.7%	$199,169	$2,390,029	5.2%	$25.37
2007	78	328,163	9.5	411,122	4,933,470	10.8	15.03
2008	85	397,401	11.5	413,944	4,967,328	10.9	12.50
2009	59	145,170	4.2	281,333	3,375,990	7.4	23.26
2010	55	218,713	6.3	333,740	4,004,882	8.8	18.31
2011	52	234,101	6.8	392,080	4,704,957	10.3	20.10
2012	28	187,226	5.4	200,749	2,408,987	5.3	12.87
2013	36	305,465	8.8	309,967	3,719,599	8.2	12.18
2014	32	276,572	8.0	344,086	4,129,037	9.1	14.93
2015	49	1,274,219	36.8	914,412	10,972,945	24.0	8.61

Total/Weighted Average	512	3,461,236	100.0%	$3,800,602	$45,607,224	100.0%	$13.18

Sales Per Square Foot
Trailing Twelve Months Ending

	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

Foothills Mall	$305.16	$299.72	$298.08	$297.69	$272.00
Harrisburg Mall	242.71	241.76	241.72	244.50	243.00
Stratford Square Mall	272.09	267.03	266.00	266.00	271.00
Colonie Center Mall	295.62	295.49	295.09	296.88	248.00
Northgate Mall	287.80	288.80	296.08	301.90	—
Tallahassee Mall	325.44	326.86	329.07	319.60	328.00

Total/Weighted Average	$288.30	$286.61	$287.67	$287.76	$272.40

Shop Occupancy with Temporary Tenants
Trailing Twelve Months Ending

	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

Foothills Mall	95.2%	96.5%	97.5%	98.2%	99.0%
Harrisburg Mall	77.9	77.8	77.4	77.4	85.2
Stratford Square Mall	73.7	76.3	80.3	70.4	81.4
Colonie Center Mall	88.9	88.8	89.3	86.2	86.4
Northgate Mall	84.7	85.4	87.1	90.0	—
Tallahassee Mall	88.1	88.9	88.9	84.1	92.8

Total/Weighted Average	84.8%	85.6%	86.7%	84.4%	88.9%

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